UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 22, 2011

COLGATE-PALMOLIVE COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-644	13-1815595

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

300 Park Avenue, New York, NY	10022

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 310-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

          ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

          ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

          ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

          ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

          On March 23, 2011, Colgate-Palmolive Company (“Colgate”) announced that Colgate, Colgate-Palmolive Europe Sàrl (“Colgate Europe”), Unilever N.V. and Unilever PLC (together with Unilever N.V., the “Unilever Parents”) entered into a Business and Share Sale and Purchase Agreement, dated as of March 22, 2011 (the “Purchase Agreement”), that provides for, among other things, Colgate Europe to purchase the business of the Sanex personal care brand (the “Business”) from the Unilever Parents and certain of their affiliates (the “Unilever Group”) for an aggregate purchase price of €672,000,000 (the “Purchase”), subject to adjustment for cash and debt, expected to be funded primarily with cash on hand.

          Pursuant to the Purchase Agreement, Colgate Europe will acquire all of the outstanding shares in a French company, a Danish company and a Dutch company each owned by a member of the Unilever Group (collectively, the “Companies”) and the other assets used in the Business held by certain other members of the Unilever Group (the “Purchase”).

          The consummation of the Purchase is subject to the approval of the transaction by the European Commission and the satisfaction of certain customary matters relating to works councils in Europe.

          The Purchase Agreement contains representations and warranties by Unilever Parents (for themselves, on behalf of the entities selling the Companies and on behalf of certain members of the Unilever Group selling business assets), on the one hand, and by Colgate and Colgate Europe, on the other hand, in each case made solely for the benefit of the other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules and in an electronic data site, made available in connection with the signing of the Purchase Agreement.

          The Purchase Agreement does not provide for affirmative termination rights for any of the parties to the Purchase Agreement; however, the Purchase Agreement will terminate if the closing conditions are not met or waived within three months from the date of the Purchase Agreement; provided that, at the request of Colgate Europe or the Unilever Parents, the termination date will be extended with the other party’s consent, which consent may not be unreasonably withheld.

          The Purchase Agreement also provides Colgate and Colgate Europe with rights to indemnification, including for pre-closing liabilities and certain liabilities in connection with excluded liabilities.

          Pursuant to the Purchase Agreement, Colgate and the Unilever Parents also agreed to enter into certain commercial agreements upon closing which include a Transitional Services Agreement, providing certain services in various countries for up to six months, and a Supply Agreement, providing supply of certain Sanex products to Colgate Europe for up to two years.

          Colgate issued a press release on March 23, 2011, announcing the execution of the Purchase Agreement. A copy of Colgate’s press release is included as Exhibit 99 to this report.

Item 8.01.	Other Events.

          In connection with the Purchase, Colgate has agreed to sell its laundry detergent business in Colombia to Unilever Andina Colombia Ltda. (“Unilever Buyer”) for $215,000,000 (the “Colombia Sale”) pursuant to an Asset Sale Agreement (the “Asset Agreement”).

          The consummation of the Colombia Sale is subject to closing conditions, including regulatory approval and the prior consummation of the sale of the Business.

          The Asset Agreement contains representations and warranties by each party to the other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules delivered in connection with the Asset Agreement.

          Under the terms of the Asset Agreement, Colgate has agreed to indemnify Unilever Buyer, including for pre-closing liabilities and certain liabilities in connection with breaches of representations and warranties.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed with this document:

Exhibit Number	Description

99	Press release, dated March 23, 2011, issued by Colgate-Palmolive Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLGATE-PALMOLIVE COMPANY

Date:	March 25, 2011	By:	/s/ Andrew D. Hendry

		Name:	Andrew D. Hendry
		Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99	Press release, dated March 23, 2011, issued by Colgate-Palmolive Company